LaSalle Bank N.A. 135 South LaSalle Street Suite 1625 Chicago, IL 60603 Global Securities and Trust Services
Annual Statement of Compliance

VIA: EMAIL

Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center, 16th Floor
New York, New York 10080

Wilshire Credit Corporation
14523 S.W. Millikan Way
Suite 200
Beaverton, Oregon 97005
Attention: V.P. Client Services

Attention:	Merrill Lynch Mortgage Investors Trust, Mortgage Loan Asset-Backed Certificates, Series 2007-SD1

Re:
Pooling and Servicing Agreement (the "Agreement") dated as of May 1, 2007 among Merrill Lynch Mortgage Investors, Inc., as Depositor, Wilshire Credit Corporation, as Servicer, and LaSalle Bank National Association, as Trustee, relating to Merrill Lynch Mortgage Investors Trust, Mortgage Loan Asset-Backed Certificates, Series 2007-SD1

I, Barbara L. Marik, a Senior Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

    1.    A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

    2.    To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 27, 2008

LaSalle Bank National Association, as Trustee

/s/ Barbara L. Marik
Barbara L. Marik
Senior Vice President